Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-162632

May 6, 2010

PROSPECTUS SUPPLEMENT NO. 3

77,388,531 SHARES OF COMMON STOCK

ADVAXIS, INC.

This prospectus supplement amends the prospectus dated March 5, 2010, to allow the selling stockholders named in the prospectus (the “Selling Stockholders”) to resell, from time to time, up to an aggregate of 77,388,531 shares of our common stock issuable upon the exercise of warrants held by the Selling Stockholders.

We will not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed on May 5, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 5, 2010, the prospectus supplement no. 1 dated March 19, 2010 and the prospectus supplement no. 2 dated April 2, 2010 which are to be delivered with this prospectus supplement.

Our common stock is quoted on the Over-The-Counter Bulletin Board, or OTC Bulletin Board, under the symbol ADXS.OB.  On May 5, 2010, the last reported sale price per share for our common stock as reported by the OTC Bulletin Board was $0.22.

Investing in our common stock involves a high degree of risk.  We urge you to carefully consider the ‘‘Risk Factors’’ beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is May 6, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2010 (April 29, 2010)

ADVAXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)
Technology Centre of New Jersey
675 US Highway One
North Brunswick, N.J. 08902
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 545-1590

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 29, 2010, Advaxis, Inc. (the “Company”) agreed with its Chief Executive Officer, Thomas A. Moore, to make a payment of $200,000 due to Mr. Moore under certain of the Company’s senior promissory notes held by Mr. Moore (the “Moore Notes”) in the form of 1,176,471 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) based on a price of $0.17 per share.  Approximately $650,000 remain outstanding under the Moore Notes.

As of April 30, 2010, the Company agreed with certain of the holders of the Company’s junior unsecured convertible promissory notes (the “Junior Bridge Notes”) to make payments of approximately $1.96 million aggregate principal amount due to such holders under certain of the Junior Bridge Notes in the form of 11,557,093 shares of Common Stock based on a price of $0.17 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2010	Advaxis, Inc.

	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum, Chief Financial Officer and Secretary